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                                                             EXHIBIT 99.1

MEDIA ADVISORY
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          Intelligent Life buys Green Magazine, Personal Finance Magazine

Veteran Personal Finance Editor joins Intelligent Life's personal finance site, the Whiz.com


NORTH PALM BEACH, FLA.-August 30, 1999-Intelligent Life Corporation (Nasdaq:
ILIF), today announced that it has purchased Green Magazine, Inc. Green delivers personal finance and investment advice for the rest of us, but with style and wit. Green founder Ken Kurson will remain Green's Editor-in-Chief and will work with Intelligent Life to refine its editorial message on its the Whiz.com (www.theWhiz.com) personal finance Web site.
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Kurson is currently the money columnist for Esquire and The Source magazines, appears regularly on National Public Radio's "Marketplace" program, and is a weekly commentator on CNNfn's "Take it Personally" program. Kurson's recent book, The Green Magazine Guide to Personal Finance (Doubleday), was widely praised for its readability and smart approach.

"We are very impressed by Ken's energy and dedication to his readers," said
G. Cotter Cunningham, Senior Vice President of Intelligent Life. "He increases our credibility and expertise in areas like investing, where we are eager to expand our offerings. In addition, Green's headquarters in New York City gives us easier access to the world's financial markets."

"When John Packel and I started Green we dreamed of a day like today," said Kurson. "I'm thrilled by the opportunity to bring Green's sense and sensibility to the growing audience Intelligent Life is building, and I'm proud to play for this team."

Terms of the acquisition were not disclosed.

Green has enjoyed strong praise from the media. "Strips away the jargon to expose the nuts and bolts of the financial market. Green is Kurson's way of reaching average Joes and Janes who have decided to play the personal finance game ... Green is about making sure the many are well informed," -- Wired.

About Intelligent Life
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Intelligent Life Corporation is an online financial publisher employing a staff of more than 80 editors and researchers. The company creates original content for its personal finance sites, bankrate.com, the Whiz.com, Consejero.com and CPNet.com, bankrate.com provides consumers with independent, objective research on banking and credit products including mortgages, home equity loans and credit cards. In addition, this information is published on co-branded Internet sites through more than 70 distributions, including Yahoo! (NASDAQ: YHOO), CNN,Smart Money and AOL (NASDAQ: AOL). The company's original research is also distributed through major national and local publications, bankrate.com has approximately one million unique visitors per month, according to Media Metrix.

For more information contact:
Vicki Greene / Roger Bentley                        G.Cotter Cunningham
Miller/Shandwick Technologies                       Intelligent Life Corp.
617-536-0470                                        561-630-1265
rbentley@miller.shandwick.com                       cotterc@bankrte.com
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vgreene@miller.shandwick.com
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